MASTER REVENUE SHARING AGREEMENT


         THIS MASTER REVENUE SHARING AGREEMENT, as amended, supplemented and/or modified from time to time in accordance with the terms and provisions hereof, and together with all Exhibits and/or other Schedules hereto (this "Agreement"), is entered into as of __________ ___, 2004, by and among_________________, a
____________ company ("Operator"), and Perfect Line, Inc., an Indiana company ("Owner").

         WHEREAS, Operator desires to revenue share one or more of Owner's Motion-based Race Car Simulator Attractions ("Equipment") for installation and use at the Premises (as herein defined);

         WHEREAS, for the purpose of confirming Operator's interest in leasing the Equipment (as herein defined), Operator and Owner have previously entered into that certain Revenue Sharing Terms Sheet ("Basic Terms"), for the Equipment, dated as of __________ ___, 2004 containing the Basic Terms and conditions set forth in Article I below.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   BASIC TERMS

Item #                                            OWNER TO PROVIDE

1.      Hardware:       4 fully operational Race Car Systems including all
                        necessary components to simulate the current racing experience in the existing racing centers associated with Perfect Line. This includes, but is not limited to the required sleds, frames, shells, electronics, networks, hubs, computers, computer racks, image generators, screens, monitors, hydraulic pumps, and safety devices. Footprint for each simulator is 10' 1/4" wide x 13'6" deep x 10' high, plus space is required for the attendant, computer operating system, printer, training area, and spectators.

2.      Race Control:   The operating system that controls the operation of each
                        Racing Simulator starts and stops races and configures each race (programs the racing circuit desired, time race or lap race, etc.).

3.      Software
        Description:    Owner's software to include image generator, race
                        control, and 6 race track databases: Indianapolis Motor
                        Speedway, Atlanta Motor Speedway, Daytona International
                        Speedway, Bristol Motor Speedway, Richmond International
                        Raceway and Lowe's Motor Speedway. Special software for the "Daytona Rookie Challenge" is also included as a training experience for new drivers.

4.      1 Spectator
        Monitor System: "SMS Live" system where multiple TV-style views are fed to a TV monitor. One Monitor to be placed where spectators can view race from a waiting line or from a remote location.

5.      1 Leader Board
        System: A computer and monitor system that displays race information, lap times and car positions of each driver as it happens, in real-time. This system is integrated into the Spectator Monitor.

6.      1 Print
        Station: Prints a detailed race summary for each driver at the end of each race and offers the ability to reprint any race of the day.

7.      Licenses:       Licenses will be granted for Owner software and NASCAR
                        teams, brand, and race tracks. Operator may utilize the licenses for the use and promotion of the attraction.
                        However, Operator does not have "pass-through" rights to the NASCAR Silicon Motor Speedway name and/or logo ("NASCAR Logo"), or to any third party NASCAR
                        Licensees. Any and all use by Operator, or any affiliate or representative of Operator, of the NASCAR logo, including but not limited to sales promotion and advertising of the racing experience, is subject to the approval of Owner and NASCAR. Operator agrees to compensate Owner an amount equal to 4 percent of net simulator revenues payable within 10 days of the close of the month.

8.      Installation:   Installation within 10 days of delivery to be
                        accomplished by at least 2 of Owner's technicians, by Operator's senior technician and labor supplied by Operator.

9.      Training:       Prior to installation, Owner will train Operator's
                        senior technician for a minimum of 3 days at one of the NASCAR Silicon Motor Speedway stores. Operator to bear cost of transportation, hotel and associated travel expenses. During installation, training of chief technician will continue as he/she assists Owner's installation team. During installation, Owner will train attendants and other key personnel in ride operation, guest relations, and safety. (As an option, training may be performed at one of Owner's existing facilities).

10.     Project Plan
        and Schedule:   Owner, in conjunction with Operator, will provide
                        a conceptual design plan, and will distribute a detailed
                         project plan and schedule.

11.     Warranty:       1-year warranty on parts and labor, then a 50-50 split
                        of the costs of parts. There is no charge to Operator for labor.



Item #                                      OPERATOR TO PROVIDE

1.      Facility and
        Operations:     Operator will provide the location, prepare any
                        required construction plans, and will supply all labor and materials to perform any required construction per Owner's conceptual plans, including but not limited to walls, spectator walls, electrical systems, HVAC, data lines and phone lines. All required permits are to be obtained by Operator. Operator will provide operations staff (attendant and ticketing) and assistance with installation labor and support. The attraction requires one attendant for up to four cars, plus a station for the sale and scheduling of races. Operator will provide a full-time uniformed attendant during all hours the facility is open. After initial training and of staff and supervisors by Owner, Operator will warranty that all future attendants will be fully trained in ride operation, guest relations, and safety.

2.      Maintenance:    Senior tech is responsible for ongoing maintenance,
                        operation and quality control. Operator will have on staff a technician(s) competent to service computer-controlled amusement attractions who has been trained directly by Owner or in the future, by another qualified employee. Operator certifies that daily, weekly and monthly maintenance will be done in accordance with Owner's maintenance procedures and Owner's Maintenance
                        Logs will be kept. The chief technician will be available to respond to Equipment failures through beeper or cellular telephone in order to quickly repair the Equipment and maximize Usage. Owner will be contacted whenever inoperative Equipment cannot be quickly repaired by the Operator's staff.

3.      Signage:        Operator will provide identity signage for the site; the
                        design will be provided by the Owner.

4.      Electronic
        Data Line:      Operator will provide electronic access through a
                        broadband data line (T1, DSL, cable, or equivalent with 384 KB/sec both ways and a static IP address) approved by Owner's engineering department for monitoring and servicing the Equipment.

5.      Financial
        Information:    Supporting financial information as required.



Item #                                      TERMS & PERFORMANCE EXPECTATIONS

1.      Third Party
        Financing:      Owner will arrange its financing with the company,
                        Equipment Capital Consulting Inc. Agreement is subject to credit application and approval by Equipment Capital
                        Consulting.

2.      Term:           Commencing upon completion of installation and
                        terminating in 3 years. Extendable by agreement of Owner and Operator.

3.      Location of
        Installation:   TBD

4.      Insurance Value
        of Equipment:   Owner  to  carry  equipment  loss  coverage  of
                        $360,000  during  the  term of agreement.

5.      Cost of
        Installation
        and Removal:    Operator to pay for crating and shipping of equipment
                        and transportation, accommodations and associated expenses for all of Owner's installers. Other costs may include walls, spectator walls, electrical systems, HVAC, data lines and phone lines, permits, installation labor and incidentals. Owner to bear all costs of removing and shipping Equipment at end of term.

6.      Sponsorship:    Future sponsorships arranged by Operator or Owner must
                        be agreed upon in writing by both parties, and NASCAR.
                        NASCAR to receive up to 20% of income with the balance to be shared 50/50 between Owner and Operator.

7.      Hours of
        Operation:      Whenever the business is open.

8.      Annual Hours
        of Operation:   TBD

9.      Rides Per Hour: 7 to 10

10.     Price Per Ride: Initial pricing to be US$8.00 or amount mutually acceptable (adjustable ongoing with the consent of both parties).

11.     Usage:          Each time Equipment is used, engaged or operated.

12.     Gross Revenue
        Defined: Total Usage x Price per Ride plus additional revenue for Passenger Sales (net of all taxes).

13.     Comps, Demos,
        and Technician
        Rides:          Usage for which no charge is paid by the customer.

14.     Permitted Comps,
        Demos, and
        Technician
        Rides: Actual Comps, Demos, and Technician Rides in such month but in no event more than 5% of total Usage for such month. Operator to keep log and submit monthly.

15.     Coupons:        Printed discount offers to be submitted to Owner
                        monthly.

16.     Adjusted Gross
        Revenue
        Defined:        Gross Revenue minus Coupons.

17.     Software License
        Amount Defined: 4% of total Usage for each month paid "off the top" to Owner to assist in payment of NASCAR and track license fees.

18.     Adjusted Gross
        Revenue
        Defined:        Gross Revenue minus Software License Amount.

19.      Percentage
        Adjusted Gross
        Revenue Split:  50% to Operator 50% to Owner.

20.     Minimum Annual
        Payment: Operator will make its $25,000 per simulator minimum annual payments to Equipment Capital Consulting or its designee on a monthly basis ($16,667 per month for a $200,000 annual amount). Amounts above the minimum will be paid to Owner on a monthly basis. Operator to make payment within 7 days following close of month.



Item #                                      SUMMARY OF STANDARD TERMS

1.      Determination of
        Usage: Owner to take computer meter reading each month, account for free Rides, License Amount, Passenger Rides, special offers and coupons, taxes, and license fees and compute and prepare request for payment for the Operator.

2.      Permits:        Operator will be responsible for obtaining any
                        municipal, county, state or special district permits.

3.      Operator's
        Warranties
        and Covenants:  Operator understands the terms and has the power to enter into the agreement. All taxes, assessments, permits, and fees will be the sole responsibility of the Operator.

4.      Representations
        and Warranties by
        Owner to
        Operator:       Equipment is fully warranted for a one-year period.
                        Subsequently, the cost of repair parts is shared equally by both parties.

5.      Ownership and
        Title:          Equipment shall remain Owner's personal property.
                        Equipment to be clearly labeled as property of Perfect Line, Inc.

6.      Maintenance:    Operator to provide routine maintenance.

7.      Insurance:      Owner to carry standard product liability naming
                        Operator. Operator to carry standard operating, general liability, equipment loss and damage insurance naming
                        Owner (including NASCAR and third party NASCAR
                        Licensees).

8.     Indemnification: See Standard Terms.

9.     Default:         See Standard Terms.

10.    Remedies:        See Standard Terms.

11.     Notices:        See Standard Terms.

12.     Assignment:     Operator may not assign without prior written consent of
                        Owner.

13.     Force Majeure:  See Standard Terms.

14.     Governing Law:  Indiana will be the governing law. See Standard Terms.

15.     Confidentiality: Both parties agree to keep the other party's business and proprietary information confidential.


The foregoing Basic Terms has been previously agreed upon in principal by both parties is provided for the convenience of reference of the parties and to help insure consistency between the Basic Terms and the balance of this Agreement. In the event of any conflict or inconsistency between the Basic Terms and any other terms and conditions contained in the Basic Terms, on the one hand, and the specific terms and conditions contained in the remainder of this Agreement, on the other hand, the specific terms and conditions contained in the remainder of this Agreement shall govern and control.


                                   ARTICLE II
                         TERMS AND CONDITIONS; PAYMENTS

         Section 2.1 TERMS AND CONDITIONS. Operator hereby agrees to rent from Owner on a revenue-share basis (i) the equipment identified in the Equipment Schedule(s) executed by Owner and Operator and forming a part hereof (the "Equipment") and (ii) all operating and data software and related technology created by or on behalf of Owner or any of its affiliates associated with the operation of such Equipment as described in the Equipment Schedule(s) (the "Software", together with the Equipment, collectively the "Equipment"), and for installation at Operator's facility commonly known as _____________ (the "Premises"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Basic Terms.

         Section 2.2 EQUIPMENT.

         (a) Operator and Owner will agree on a location for the Equipment within the Premises;

         (b) (i) Owner may inspect the Premises and the chosen location for the Equipment to determine if it meets the specifications established by Owner dealing with, but not limited to, floor space, ceiling height, floor loading, electrical capacity, availability and access to the site for crates containing Equipment components of the size and weight specified by Owner; (ii) Copies of architectural drawings may be required by Owner (electronic, if possible) of areas within the facility where attraction is to be installed; (iii) Buyer must assure an ambient light level for the Race Car Systems of no more than 1 foot-candle of stray light on the screens and no visible shadows; (iv) Theming designs must be in consultation with and approved by Owner. (v) Owner will recommend site improvements to meet its specifications for installation, and will provide standard installation supervision. Operator to compensate Owner for cost of packing and shipping of Equipment, and travel and lodging for its technical personnel; cost of packing and shipping of Equipment at end of term to be borne by Owner; (vi) in conjunction with installation supervision, Owner will provide training for key Operator personnel in the operation and maintenance of the Equipment, (vii) Operator, at its own expense and prior to delivery of the Equipment, will complete such reasonable improvements and will insure that the Location is fully ready when Owner is ready to begin installation of the Equipment; (viii) Operator will make the Premises and the Location available to Owner's installation and set-up personnel twenty-four (24) hours per day, seven
(7) days per week during installation and set-up; and (ix) Operator will reimburse Owner for any additional personnel or other costs incurred by Owner which are the result of Operator's failure to comply with the terms and conditions contained in this Section 2.2;

         (c) Operator will provide installation labor and support in accordance with requirements specified by Owner in addition to operations requirements (including staff, tickets, electrical and HVAC). Operator will perform ongoing regular maintenance in accordance with Owner's published maintenance standards and requirements such that at the end of the Term (or earlier as provided herein) the Equipment will be returned to Owner in the same condition as when delivered, ordinary wear and tear excepted, and will appoint a qualified senior maintenance operations technician on the Premises to assume responsibility for the ongoing operation and quality control of the Equipment and to train Operator's operations staff in the safe and proper operation of the Equipment;

         (d) Operator will provide electronic access through a broadband data line (T1, DSL, cable, or equivalent with 384 KB/sec both ways and a static IP address) as approved by Owner's engineering department, for the purpose of monitoring and servicing the Equipment, and will record on a daily basis (i) in a Maintenance Log all rides undertaken for maintenance purposes and (ii) in an Operations Log all complimentary and other non-paying or discounted rides, number of Passenger Rides and revenue from Passenger Rides and will provide copies of such Logs to Owner monthly;

         (e) The Equipment may not be relocated within the Premises, will be available for operation with a full time attendant at all times when the Premises are open for business, and at all times will be illuminated and otherwise displayed between rides;

         (f) Upon delivery and installation of the Equipment, Operator shall promptly inspect the Equipment and, if acceptable, Operator shall execute and deliver to Owner a Certificate of Acceptance in the form of Exhibit A hereto;

         (g) The revenue-share lease term for the Equipment shall commence (the "Schedule Commencement Date") on the date that the Certificate of Acceptance is executed by Operator and delivered to Owner.

         (h) The Equipment as delivered to Operator will have affixed to it a durable label identifying the Equipment as the property of Owner, and Operator agrees not to remove, obliterate or cover such label, and will keep the Equipment free from liens;

         Section 2.3 LICENSE. Owner warrants that they hold the exclusive license with the National Association for Stock Car Racing ("NASCAR") for operator-assisted, location-based entertainment. Owner also warrants it has license agreements with the race tracks it has modeled and many of the current racing teams that compete in what will be known in 2004 as the Nextel Cup. For the purposes of this agreement those various license agreements are referred to as the "NASCAR Licensees".

         Owner does not have "pass-through" rights to the NASCAR Silicon Motor Speedway name and/or logo ("NASCAR Logo"), or to any third party NASCAR Licensees. Any and all use by Operator, or any affiliate or representative of Operator, of the NASCAR logo, including but not limited to sales promotion and advertising of the racing experience, is subject to the approval of Owner and NASCAR. The same approval policy applies to use of any NASCAR Licensee as defined herein. If Operator for any reason causes a breach in any of Owner's NASCAR Licensees and does not cure the breach in a timely manner acceptable to NASCAR Licensee, Operator agrees that Owner will have the right to remove all NASCAR Licensee marks from the experience and Owner will download a generic version of the race software.

         Section 2.4 TERM. The term of this agreement shall commence on the applicable Schedule Commencement Date and, unless otherwise terminated earlier in accordance with the terms hereof, shall expire as set forth in "Term" in the Basic Terms (as such date may be extended from time to time pursuant to this Section 2.2, hereinafter the "Schedule Expiration Date"). Upon expiration of the Agreement, Operator agrees to accept and pay a separate billing for all damaged and missing Equipment, including any components and peripheral parts. The Equipment shall be returned to Owner in the same condition as when received, excepting only reasonable wear and tear; provided that prior to removal, Operator will inspect and note all defects and damage which do not constitute reasonable wear and tear and Operator will reimburse Owner for the cost or repairing same.

         Section 2.5 THIRD PARTY FINANCING AND PAYMENTS.

                  (a) Third Party Financing. Subject to credit application and approval of Operator by the company, Equipment Capital Consulting located in San Juan Capistrano, CA, Owner will arrange its financing with said company.

                  (b) Minimum Annual Payments. Operator agrees to make payments directly to Equipment Capital Consulting or its designee and that the sum of the annual payments will be equal to $100,000.

                  (c) Payments to Owner. As generated by the formula in "Terms & Performance Expectations" in "Basic Terms", amounts above the minimum monthly payments to Equipment Capital Consulting or its designee will be paid to Owner on a monthly basis.

                  (d) Payments Generally. Operator agrees to make payments within seven days following the end of each month (each, a "Payment Date"). In the event that a Payment Date falls on a Saturday or Sunday, payment shall be made on the next succeeding business day. The obligation to make payments shall commence on the applicable Schedule Commencement Date. Unless Owner gives written notice of a new address, all overage payments under this Agreement shall be sent to Owner at Owner's address provided herein. Operator agrees that time is of the essence, and to make all payments regardless of any problems Operator might have with the Equipment, including operation, capability, installation, or repair, and regardless of any claim, setoff, counterclaim or defense Operator might have against Owner or any other supplier of components of the Equipment (each, a "SUPPLIER"), and any salesperson or other third party. In the event Operator fails to pay any amounts due hereunder or to perform any of its other obligations under this Agreement, Owner may, at its option, pay such amounts or perform such obligations, and Operator shall reimburse Owner the amount of such payment or cost of such performance upon demand, together with interest pursuant to Section 7.3 hereof. Without Owner's prior written consent, any payment to Owner of a smaller sum than due at any time under this Agreement shall not constitute a release or an accord and satisfaction for any greater sum due, or to become due, regardless of any endorsement restriction, unless otherwise agreed by Owner and Operator in a signed writing.

         Section 2.6 DETERMINATION OF USAGE; OWNER'S AUDIT RIGHT. Owner and Operator hereby agree that on the first business day of each calendar month Owner shall note and report (take a "Meter Reading") from the computer meter system installed in each Race Car System for the purpose of determining the amount of Usage of such unit during the immediately preceding month. Operator to provide a log showing all free Rides (Comps, Demos, and Technician Rides) in such month but in no event more than 5% of total Usage for such month. Operator will also provide an accounting of the number and revenue for all non-driving guests ("Passenger Rides") and any mutually agreed upon special offers and coupons. Owner will compute Usage and Revenue Share due Owner per the Basic Terms and prepare a request for payment for Operator.

         Section 2.7 TAXES, ASSESSMENTS AND FEES. Operator agrees to pay all licensing, filing and registration fees; to keep the Equipment free of all liens and encumbrances; TO SHOW THE RIDES AS "RENTAL PROPERTY" ON ALL TAX RETURNS; to pay all other taxes, assessments, fees and penalties which may be levied or assessed in respect to the Equipment, Operator's use of or any interest therein, or any payments, including, but not limited to, all federal, state, and local taxes, however designated, levied or assessed, whether upon Operator or Owner or the Equipment or upon sale, ownership, use or operation, excepting only income taxes levied on Owner. Owner may, at its option, pay on Operator's behalf such taxes and other amounts, file applicable returns, and collect full reimbursement plus reasonable costs incurred in collecting taxes, assessments, or fees for which Operator is liable.

         Section 2.8 PERMITS. Operator will be responsible for obtaining any municipal, county, state or special district permits that relate to the installation or operation of the Equipment, and not later than ten days following Operator's execution of this Agreement, Operator will provide Owner with a detailed list of all documents that Operator, on the basis of diligent inquiry, believes that will be necessary or advisable for Owner to provide to enable Operator to obtain such licenses and permits, and thereafter will promptly notify Owner of any additions to, deletions from, or other modifications of such list.

                                   ARTICLE III
                            WARRANTIES AND COVENANTS

         Section 3.1 OPERATOR'S WARRANTIES AND COVENANTS. Operator represents, warrants, and covenants upon execution of this Agreement that: a) Operator has read and understood each part of this Agreement before it is signed; b) Operator selected the Equipment, and once such Equipment is installed, tested and Operator's staff is trained and the Equipment has been demonstrated to the satisfaction of Operator to be proper working order, Operator shall execute and deliver a Certificate of Acceptance confirming same; c) financial information and other statements provided to Owner are accurate and complete and will be updated consistent with past practices upon Owner's request during the term hereof; d) Operator has unrestricted power to enter into this Agreement, has duly authorized the person executing it, and certifies that all signatures are authentic; e) Operator will pay all costs, fees and non-maintenance expenses connected with the operation of the Equipment, including taxes, insurance, licenses and permits, and, to the extent Owner pays any of the same, will reimburse Owner therefor promptly upon demand; and f) Operator shall not be entitled to use any Software other than in connection with, and as part the Equipment related to such Software as set forth in Article I applicable to such Equipment.

                                   ARTICLE IV
                                 QUIET ENJOYMENT

         Section 4.1 QUIET ENJOYMENT. So long as no Event of Default (as defined below) exists, Owner shall not interfere with Operator's quiet enjoyment and use of the Equipment during the Term. In no case shall Owner be liable to Operator for special indirect, incidental, consequential or punitive damages. To the extent permitted by applicable law, Operator hereby waives Operator's rights to:
1) claim a security interest in the Equipment; 2) accept partial delivery of the Equipment; 3) sell or dispose of the Equipment upon rejection or revocation.

         Section 4.2 REPRESENTATIONS AND WARRANTIES BY OWNER TO OPERATOR. Owner warrants to Operator and its customers that all Equipment (i) shall conform to the designs, product specifications and performance criteria mutually agreed by the parties, and (ii) shall be free from defects in title, material or workmanship for a period of one (1) year after the date the Certificate of Acceptance is signed by Operator for such Equipment; provided, however, that any components or subassemblies that carry a separate and assignable manufacturer's, distributor's or other warranty (each a "Third Party Warranty") shall be excluded from the warranty given by Owner hereunder and shall be covered only by such Third-Party Warranty, any and all of which are hereby assigned by Owner jointly to Owner and Operator to the extent permissible thereunder; and provided further that Owner's responsibility under this warranty shall be limited to replacement or repair of the defective products at Owner's facilities in Indianapolis, Indiana or any other facility designated by Owner. After the one-year warranty period has expired, both parties agree to share equally in the cost of shipping and repair parts for all non-routine maintenance. Owner will continue to assume all costs for labor for such maintenance. A list of all Third

Party Warranties shall be provided by Owner to Operator upon execution of this Agreement. In no event shall Owner be liable for consequential damages, including loss of profits or revenues, arising out of the failure of any Equipment or component part thereof. The warranty given hereunder does not cover normal wear and tear, or damages resulting from operator abuse. The foregoing limited warranty is in lieu of all other warranties of Owner and Owner disclaims all other warranties of the Equipment, express or implied, including, but not limited to, any implied warranty of merchantability, profitability, fitness or adequacy for any particular purpose or use.

                                    ARTICLE V
           OWNERSHIP AND TITLE; OPERATION; MAINTENANCE; AND INSURANCE

         Section 5.1 OWNERSHIP AND TITLE. Owner is the sole owner of the Equipment and has a valid license to use the Software. Owner has all residual rights, has the right to inspect the Equipment, and has the right to affix and display notice of Owner's ownership thereon. The Equipment shall remain Owner's personal property whether or not affixed to Equipment and shall not be part of any real property on which it is placed. At Owner's request, Operator shall obtain a landlord and/or mortgagee waiver for the Equipment. To the extent that Operator breaches its obligations under Section 5.5 hereof and attaches any additions, attachments or accessories to the Equipment, (i) such breach shall constitute an Event of Default hereunder, and (ii) all such additions, attachments, and accessories placed on such Equipment shall become part of the Equipment and Owner's property. Copyrighted materials and materials subject to other intellectual property rights may be used only in accordance with the terms of the license relating thereto. Operator authorizes Owner to file at Owner's option informational financing statements and/or fixture filings without Operator's signature and, if a signature is required by law, Operator appoints Owner as Operator's attorney-in-fact to execute such statements and filings. For the purpose of enabling Owner to maintain all such filings as current and accurate, in the event Operator proposes to change its name or state of incorporation or organization, Operator agrees to notify Owner of such proposed change at least thirty (30) days prior to undertaking any such action.

         Section 5.2 OPERATION. Operator shall be solely responsible for the operation of and shall use and operate the Equipment in compliance with applicable laws. Except as otherwise permitted hereunder, Operator agrees to keep and use the Equipment only at the business address identified in writing by Operator to Owner, to never abandon the Equipment, and to never relinquish possession of the Equipment except to Owner.

         Section 5.3 MAINTENANCE OF THE EQUIPMENT. Operator hereby acknowledges and agrees that Owner shall not in any way be responsible for any routine maintenance or servicing of the Equipment. Operator understands and agrees that, except as otherwise provided herein, ordinary daily service and maintenance, including cleaning of the Equipment and other daily adjustments will be provided by Operator, and that any non-routine maintenance, servicing and/or repairs shall be undertaken exclusively by Owner, either as part of Owner's warranty obligations or outside of warranty at Owner's then current prices. Operator shall have at least one trained technician on staff at all times during the term of this Agreement. Operator's maintenance personnel will be trained and certified on site by Owner during installation. Upon successful installation of the Equipment, training of new staff shall be conducted by Operator at Operator's facility. No repairs or adjustments are to be performed by any technician or individual who is not (a) certified by Owner and (b) employed by the Operator, without permission of Owner. Operator shall report all maintenance related issues to Owner within twenty-four (24) hours of their occurrence, and if Operator is unable to operate the Equipment, to promptly report to Owner.

Operator hereby agrees to permit access (or cause its landlord, if applicable, to permit access) during ordinary business hours to Owner to permit Owner to undertake the performance of such servicing and maintenance obligations.

         Section 5.4 RISK OF LOSS AND INSURANCE. Commencing on the date
Equipment is delivered to Operator and properly installed to Operator's reasonable satisfaction and continuing until the Equipment have been removed from Operator's location, Operator will bear the entire risk of loss or damage to the Equipment, regardless how arising. Operator shall immediately notify
Owner of the occurrence of any loss or other event or circumstance affecting Owner's interests and shall, in the case of any damage to the Equipment, repair or replace the Equipment at Operator's expense. Operator agrees to keep the Equipment insured at Operator's expense against risks of loss or damage from any cause whatsoever. Operator agrees that such insurance shall not be less than the replacement value of the Equipment. Operator also agrees that the insurance shall be in such additional amount as is reasonable to cover Owner for public liability and property damage arising from the Equipment or their use. Operator agrees to name Owner (and NASCAR and third party NASCAR Licensees) as a loss payee and an additional insured on all such insurance. Each policy shall provide that the insurance cannot be canceled without thirty (30) days prior written notice to Owner, and cannot be invalidated with respect to Owner's interest by acts or omissions of Operator. Operator agrees to furnish to Owner proof of insurance, by a certificate of insurance. In the event Operator fails to provide Owner with evidence of the aforesaid insurance, Owner may in its sole discretion purchase insurance at Operator's expense to protect Owner's interests in the Equipment. This insurance may, but need not, protect Operator's interests. The coverage purchased by Owner may not pay any claim made by Operator or any claim that is made against Operator in connection with the Equipment. If Owner purchases insurance for the Equipment, Operator will be responsible for the costs of that insurance, including interest and other charges imposed by Owner in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Operator's obligations hereunder. The costs of the insurance may be more than the cost of insurance Operator is able to obtain on its own. The proceeds of insurance shall be applied at Owner's sole election toward the replacement or repair of the Equipment or payment towards Operator's obligations. If there has been an Event of Default, Operator appoints Owner as attorney-in-fact to make any claim for, receive payment of, or execute or endorse all documents, checks or drafts for loss or damage or return of premium under such insurance. If Operator breaches its obligation to provide insurance in accordance with this Section 5.4, such breach shall constitute an Event of Default hereunder, and in addition to such Event of Default, Operator shall be obligated to pay to Owner each month a risk charge stipulated and liquidated at ..25% of Owner's original cost of such Equipment until Operator provides proof of compliance with insurance requirements. In spite of the payment of such risk charge, Operator has no right or claim to any insurance benefits from Owner. Operator is still liable for all losses, and such risk charge is not in lieu of the insurance requirements of this Agreement.

         Section 5.5 NO ALTERATIONS, MODIFICATIONS OR ADDITIONS TO EQUIPMENT. Unless otherwise agreed to between Owner and Operator, Operator shall not in any way alter or modify in any respect the Equipment and shall not attach thereto any additions, attachments or accessories.

         Section 5.6 SIMILAR ATTRACTIONS. Operator agrees that no other full-body race car simulators with motion base will be placed at the Premises during the entire term of this Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1 INDEMNITY. Operator agrees to indemnify, defend and hold Owner (and NASCAR Licensees) harmless from and against, the unauthorized use of the NASCAR or NASCAR Licensee Marks or Trade Dress or any breach by Buyer of this Agreement, any and all damages (including special, indirect, incidental and consequential damages), liabilities (including liabilities for death and personal injury), penalties, claims, and expenses, including any and all attorney's fees and legal expenses, arising from or caused directly or indirectly by any actual or alleged use, selection, possession, maintenance, condition (whether or not latent or discoverable), operation or location of the Equipment.

         Owner agrees to indemnify, hold harmless and defend Operator and its officers, directors, employees, agents, contractors, suppliers, representatives, advisors, successors and assigns, and any and all visitors and others permitted access to the Equipment ("Operator Indemnitees") from any and all liabilities, obligations, losses, damages, penalties, claims, actions suits, costs, disbursements, and expenses (including reasonable legal and expert witness fees, costs and related expenses) of every kind and nature imposed upon, incurred by or asserted against Operator, Operator's officers, directors, employees, agents, contractors, suppliers, representatives, advisors, successors, assigns and any and all visitors by reason of (i) any negligent act, error, or omission of Owner, its officers, directors, agents, subcontractors, invitees or employees,
(ii) any intentional act or willful misconduct of Owner, its officers, directors, agents, subcontractors, invitees or employees, (iii) any occupational injury or illness sustained by an employee or agent of Owner in furtherance of Owner's obligations hereunder, (v) any other failure of Owner to comply with the obligations on its part to be performed hereunder.

         Owner agrees to indemnify, hold harmless and the Operator Indemnitees from and against all claims, demands, causes of action, losses, costs and expenses (including, without limitation, reasonable legal and expert witness fees, costs and related expenses) arising out of or incident to any liability, demand, lawsuit, or claim alleging or asserting in whole or in part the negligence or fault of Owner in the design, testing, development or manufacture of any equipment, software, unit or parts therefore, or claims, demands, or lawsuits that, with respect to any equipment, software, Unit or any parts thereof, allege product liability, strict product liability, or any variation thereof.

         The provisions of this Section 6.1 shall survive the expiration or other termination of this Agreement.

                                   ARTICLE VII
             DEFAULT; REMEDIES; MITIGATION; AND COSTS OF COLLECTION

         Section 7.1 DEFAULT. Operator shall be in default of this Agreement upon the occurrence of any of the following events (an "Event of Default"): a) Operator fails to pay any amount due hereunder when due; (b) Operator assigns, moves, pledges, subleases, sells or relinquishes possession of the Equipment, or attempts to do so, without Owner's prior written consent, which consent will not be unreasonably withheld; c) Operator breaches any of its warranties, covenants or other obligations under this Agreement, or any other agreement with Owner, and fails to cure such breach within ten (10) days after Owner sends notice of the existence of such breach; d) Operator or any guarantor dies, becomes insolvent or unable to pay debts when due; stops doing business as a going concern; merges, consolidates, transfers all or substantially all of its assets; makes an assignment for the benefit of creditors, appoints a trustee or receiver or undergoes a substantial deterioration of financial health; or e) Operator or any guarantor fails to assume or reaffirm this Agreement obligation within sixty
(60) days of the filing of any petition for protection under the United States Bankruptcy Code.

         7.2 REMEDIES. Upon the occurrence of any Event of Default, Owner has the right to retake possession of the Equipment without court order or other process of law, and for such purpose may enter upon any premises where the Equipment may be, remove the same, with Operator being liable for all reasonable costs and expenses incurred in the repossession, recovery or repair, of the Equipment. The provisions of this Agreement are severable and shall not be affected or impaired if any provision is held unenforceable, invalid, or illegal. Any provisions held in conflict with any statute or rule of law shall be deemed inoperative only to the extent of such conflict and shall be modified to the extent possible to conform with such statute or rule. At any time, Vendor and/or any of its third party licensors have the right to withdraw the NASCAR logo and/or NASCAR Licensees from use by Buyer. In such an event, Buyer agrees to immediately cease any use of the third party licenses, and Vendor agrees to install software that contains generic tracks and race teams, and makes no reference to NASCAR.

         7.3 COLLECTION CHARGES AND ATTORNEY'S FEES. If any part of any sum is not paid when due, Operator agrees to pay Owner: a) a charge for every month in which the sum is late to compensate Owner for the inability to reinvest the sum, stipulated and liquidated at 1.2% per month; plus b) all costs of collection, including collectors' contingency fees, Owner's reasonable attorney fees as damages and not costs in all proceedings arising under this Agreement, including any arbitration, bankruptcy proceeding, civil action, mediation, counterclaim or post-judgment action or appeal with respect to any of the foregoing; plus c) a returned-check or non-sufficient funds ("NSF") charge to reimburse Owner for its time and expense incurred with respect to a check that is returned for any reason, stipulated and liquidated at the greater of $50 or actual bank charges to Owner, plus other amounts allowed by law.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          8.1 NOTICE. Any notices required to be given hereunder shall be given in writing by either (a) hand delivery, (b) overnight courier, (c) certified mail, or (d) facsimile, and directed to the address of each party set forth in this Agreement below its signature or to such other address as either party may substitute by written notice from time to time. In any legal action, Operator waives personal service and agrees to service of process by certified or registered mail, return receipt requested, postage prepaid, at Operator's address for notice purposes, which service shall be deemed complete five (5) days after posting.

         8.2 SUCCESSORS AND ASSIGNMENTS. OPERATOR AGREES NOT TO TRANSFER, SELL, SUBLEASE, OR ENCUMBER EITHER THE EQUIPMENT OR ANY RIGHTS UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF OWNER, which consent will not be unreasonably withheld. Even with Owner's consent, Operator shall remain jointly and severally liable with any assignee. In all cases, the provisions of this Agreement bind all heirs, executors, administrators, successors, trustees, and assigns of Operator. Owner may, at its option, assign its rights and interests at any time under this agreement without notice. Operator agrees that Owner's assigns will have the same rights and remedies as Owner. Operator stipulates that any such assignment by Owner shall not materially change Operator's duties, obligations or risks under this Agreement.

         8.3 CONSENT TO INDIANA LAW, JURISDICTION, VENUE, AND NON-JURY TRIAL. Operator consents, agrees, and stipulates that: a) this Agreement shall be deemed fully executed and performed in the State of Indiana and shall be governed by and construed in accordance with the laws thereof; and b) in any action, proceeding, or appeal on any matter related to or arising out of this Agreement, Owner and Operator 1) SHALL BE SUBJECT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE ABOVE STATE, including any state or federal court sitting therein, and all court rules therefrom; and 2) SHALL ACCEPT VENUE IN ANY FEDERAL OR STATE COURT IN THE COUNTY OF OWNER'S OFFICE. OWNER AND OPERATOR EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY.

         8.4 FORCE MAJUERE.
Except for obligations to make payment, neither party shall be liable to the other for any failure of (or delay in performance of) its obligations hereunder due to any cause or circumstance which is beyond its reasonable control including, but without limiting the generality of the foregoing, any failure or delay caused by strike, lockout, labor shortage, unavailability of personnel, fire, explosion, shipwreck, act of God or the public enemy, war, riot, interference by the military or governmental authorities, or compliance with the laws of the United States or with the laws or orders of any other government authority. In the event such condition shall extend for a continuous period of six months both parties shall meet and agree upon appropriate fair and equitable action to safeguard the respective interests of the parties and to make restitution where reasonable.

         8.5 CONFIDENTIALITY. Each party hereto agrees that it will not disclose any proprietary or confidential information of either or both of the other parties hereto ("Confidential Information") that may be provided to it hereunder or of which it may become aware as a consequence hereof, the fact that such Confidential Information has been made available, any of the terms, conditions or other facts relating to this Agreement, including the existence hereof, the identities of the parties hereto, or that any Confidential Information has been or will be made available; provided, however, that nothing contained herein shall preclude any party from disclosing such Confidential Information to its directors, officers, employees, and professional advisors on a need-to-know basis (it being understood and agreed that such persons shall in all instances be informed of the confidential nature of such Confidential Information and shall be directed to treat such Confidential Information confidentially); and provided, further, that the term "Confidential Information" shall not include information which (i) is already in a party's possession independent of this Agreement and its dealings in connection herewith, provided that such information is not known by such party to be subject to another confidentiality agreement with, or other obligations of secrecy to, any other party; (ii) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by a party hereto; (iii) becomes available to a party on a non-confidential basis from a source other than another party hereto, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with, or other obligation of secrecy to, such other parties; or (iv) is independently developed by a party without uses of the Confidential Information; and provided further that nothing herein shall prevent a party from complying with applicable laws, rules or regulations or from complying with any order of any court or other tribunal of competent jurisdiction.



         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

PERFECT LINE, INC.                          OPERATOR

By: _______________________                 By:  ____________________________

Name: William R. Donaldson                  Name:    ________________________
Title:   Chairman & CEO                     Title:   ________________________

Address for Notices                                Address for Notices
5624 West 73rd Street                       ______________________________
Indianapolis, IN 46278                      ______________________________

Attn:  Mr. William R. Donaldson             Attn:  _________________________
Fax:  317-298-8924                          Fax:  _____________
Phone:  317-295-3500                        Phone:  ___________

                                    EXHIBIT A

                            CERTIFICATE OF ACCEPTANCE

     Reference is made to Master Revenue Sharing Agreement, dated as of _________, 2004 (together with the Agreement, Schedule, the "Master Agreement"), by and among ____________ ("Operator") and Perfect Line, Inc., an Indiana corporation. All terms used herein and not defied herein shall be defined pursuant to the requirements of the Master Agreement.

     The undersigned hereby certifies that all of the Equipment and Software referred to below has been delivered, that all installation or other work necessary prior to the use thereof has been completed, that the Equipment has been examined by Operator and are in good operating order and condition and are in all respects satisfactory to Operator, and that the Equipment is accepted by Operator for all purposes under this Master Agreement.

     DESCRIPTION OF EQUIPMENT

Hardware Description:   4 Race Car Systems complete with all equipment, motion
                        base, projectors, screen, spectator monitor system, and sound. Also included is a "Race Results" printer, for the printing of race results following each race.

Environs:               4 Prefabricated environs with safety rails, gates, and
                        projector mount. Footprint for each garage is 10' 1/4:"
                        wide x 13'6" deep x 10' high, plus space is required for the attendant, training area and spectators.

Software Description:   Owner's software to include image generator, race
                        control, and 6 race track databases: Indianapolis Motor
                        Speedway, Atlanta Motor Speedway, Daytona International
                        Speedway, Bristol Motor Speedway, Richmond International
                        Raceway and Lowe's Motor Speedway. Special software for the "Daytona Rookie Challenge" is also included as a training experience for new drivers.

Equipment Serial
Numbers:


     IN WITNESS WHEREOF, Operator has duly executed and delivered this Certificate of Acceptance as of this day of , 2004.

                                    Operator

                                    By:   _________________________________

                                    Name:  ________________________

                                    Title:  __________________